Exhibit 99.1

SoundThinking, Inc. Reports First Quarter 2024 Financial Results

Revenues Increased 23% to $25.4 Million, Driven by New and Expanding Customer Subscriptions, and Contributions from SafePointe

Company Reaffirms FY 2024 Revenue Guidance Range of $104.0 Million to $106.0 Million, Representing 13% Year-Over-Year Growth at the Midpoint and FY 2024 Adjusted EBITDA Margin Guidance Range of 18 to 20%

FREMONT, CA – May 14, 2024 – SoundThinking, Inc. (Nasdaq: SSTI), a leading public safety technology company, today reported financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial and Operational Highlights

•
Revenues increased 23% to $25.4 million, compared to $20.6 million for the same quarter of 2023.
•
Gross profit increased 32% to $14.9 million (59% of revenues), compared to $11.3 million (55% of revenues) for the same quarter of 2023.
•
GAAP net loss totaled $2.9 million, compared to GAAP net loss of $1.8 million for the same quarter of 2023.
•
Adjusted EBITDA1 totaled $3.0 million (12% of revenues), an improvement compared to $2.9 million (14% of revenues) for the same quarter of 2023.
•
Went “live” in ten new cities and one university as well as expanded with two current cities.
•
Launched ShotSpotter in Philadelphia, a tier-one city with future growth potential.
•
Cross-sold CaseBuilder and CrimeTracer to Newport News, Virginia, which is now equipped with four SafetySmartTM platform products.

1 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss).

Management Commentary

“I am very pleased with our performance in the first quarter – as our revenues grew 23% and gross profit increased 32% compared to the first quarter of 2023," said President and CEO, Ralph Clark. “Our results to start the year and this quarter’s momentum reflect the execution of our strategic growth levers, strength of our value proposition and traction of the SafetySmart™ platform – which are underpinned by our talented employees and their commitment to the success of our growing customer base across both the domestic and international markets. Our flagship offering, ShotSpotter, went ‘live’ in ten new cities and one university, and expanded in two current cities. Over the past year, we've grown our total live miles by 12% to over 1,100 miles, reflecting strong domestic demand and rising international interest. We're also seeing robust cross-selling momentum, with Newport News adding our CrimeTracer and CaseBuilder solutions to complement ShotSpotter and ResourceRouter.

“We have bolstered our leadership team, rebranded and expanded the SafetySmart™ platform to reposition the company to execute on an expanded growth opportunity. This strategic shift has been critical for our company to gain access to a larger public safety total addressable market and more importantly, further diversify our customer and revenue base. We plan to remain focused on our organic sales growth levers to land, expand, cross-sell, and retain customers – and believe we are seeing validation from customers in this respect as our solutions are seeing increased interest and demand from law enforcement agencies of all sizes as they respond to increased calls for service and greater transparency. Looking ahead, our focus remains on driving sustainable, diversified growth that delivers meaningful value for our stakeholders and we remain confident in our path to achieve our long-term financial targets of 70% gross margin and 40% Adjusted EBITDA margin.”

First Quarter 2024 Financial Results

Revenues for the first quarter of 2024 were $25.4 million, compared to $20.6 million for the same quarter of 2023. The increase in revenues was primarily due to new and expanding customer subscriptions, and contributions from SafePointe, LLC (SafePointe), which was acquired in the third quarter of 2023.

Gross profit for the first quarter of 2024 was $14.9 million (59% of revenues), compared to $11.3 million (55% of revenues) for the same period in 2023.

Total operating expenses for the first quarter of 2024 were $17.5 million, compared to $13.1 million for the same period in 2023. Operating expenses increased primarily due to higher headcount and employee-related costs, including SafePointe research and development costs.

Net loss for the first quarter of 2024 totaled $2.9 million or $(0.23) per basic and diluted share (based on 12.8 million basic and diluted weighted-average shares outstanding), compared to net loss of $1.8 million or $(0.15) per basic and diluted share (based on 12.3 million basic and diluted weighted-average shares outstanding), for the same period in 2023.

Adjusted EBITDA for the first quarter of 2024 totaled $3.0 million, compared to $2.9 million in the same period last year.

At quarter end, the company had $8.5 million in cash and cash equivalents, $35.2 million in accounts receivable and contract assets, net, $50.8 million in deferred revenue, $7.0 million in debt related to borrowings to partially fund the SafePointe acquisition in the third quarter of 2023, and approximately $18.0 million available on our credit facility.

Financial Outlook

The company reaffirmed its full-year 2024 revenue guidance range of $104.0 million to $106.0 million, representing 13% year-over-year growth at the midpoint. The company also expects Adjusted EBITDA margins of 18% to 20% for the full year 2024.

“We expect to deliver both revenue growth and enhanced profitability in 2025, even without a ShotSpotter contract renewal in Chicago,” added Clark. “We're confident in our ability to achieve long-term financial targets of 70% gross margin and 40% Adjusted EBITDA margin, driven by the enduring success of ShotSpotter and accelerating adoption of our broader SafetySmartTM platform.”

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below. The company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income (expense), income taxes, depreciation and amortization, stock-based compensation expenses, and acquisition-related expenses, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures and Key Business Metrics” below.

Conference Call

SoundThinking will hold a conference call today May 14, 2024 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-8029

International dial-in: 1-201-689-8029

Conference ID: 13746236

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay via the investor relations section of the company’s website at www.soundthinking.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through May 28, 2024.

U.S. replay dial-in: 1-877-660-6853

International replay dial-in: 1-201-612-7415

Replay ID: 13746236

Non-GAAP Financial Measures and Key Business Metrics

Adjusted net income (loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before acquisition-related expenses, including adjustments to the company's contingent consideration obligation.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to adjusted net loss, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
GAAP net loss	$(2,909)	$(1,790)
Less:
Change in fair value of contingent consideration	—	(6)
Adjusted net loss	$(2,909)	$(1,796)
Weighted average shares used in computing adjusted net loss per share, basic and diluted	12,770,988	12,252,517

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
GAAP net loss	$(2,909)	$(1,790)
Less:
Interest (income) expense, net	122	(54)
Income taxes	114	—
Depreciation, amortization and impairment	2,790	2,504
Stock-based compensation expense	2,927	2,220
Change in fair value of contingent consideration	—	(6)
Adjusted EBITDA	$3,044	$2,874

Annual Recurring Revenue (ARR): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s expectations for its estimated revenue and Adjusted EBITDA for 2024, its long-term financial targets, ability to drive profitable growth and build upon existing contracts and partnerships, including in the United States and internationally, operating momentum, financial visibility, sales pipeline, revenue growth, operating leverage and margin expansion in 2024 and beyond. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the likelihood that the City of Chicago will not be using ShotSpotter following November 2024; the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI and data-driven solutions for law enforcement, civic leadership, and security professionals. We are trusted by more than 250 customers and approximately 2,100 agencies to drive more efficient, effective, and equitable public safety outcomes. Our SafetySmart™ platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracer™, the leading law enforcement search engine; CaseBuilder™, a one-stop investigation management system; ResourceRouter™, software that directs patrol and community anti-violence resources to help maximize their impact; and SafePointe®, an AI-based weapons detection system. SoundThinking has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Matt Glover and Greg Bradbury

Gateway Group, Inc.

+1 (949) 574-3860

SSTI@gateway-grp.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues	$25,410	$20,620
Costs
Cost of revenues	10,271	9,243
Impairment of property and equipment	252	72
Total costs	10,523	9,315
Gross profit	14,887	11,305

Operating expenses
Sales and marketing	7,112	5,848
Research and development	3,560	2,653
General and administrative	6,830	4,616
Change in fair value of contingent consideration	—	(6)
Total operating expenses	17,502	13,111
Operating loss	(2,615)	(1,806)
Other income (expense), net
Interest income (expense), net	(122)	54
Other expense, net	(58)	(38)
Total other income (expense), net	(180)	16
Loss before income taxes	(2,795)	(1,790)
Provision for income taxes	114	—
Net loss	$(2,909)	$(1,790)
Net loss per share, basic and diluted	$(0.23)	$(0.15)
Weighted-average shares used in computing net loss per share, basic and diluted	12,770,988	12,252,517

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$8,524	$5,703
Accounts receivable and contract assets, net	35,201	30,700
Prepaid expenses and other current assets	3,507	3,902
Total current assets	47,232	40,305
Property and equipment, net	21,429	21,028
Operating lease right-of-use assets	2,078	2,315
Goodwill	34,213	34,213
Intangible assets, net	35,995	36,938
Other assets	4,025	3,909
Total assets	$144,972	$138,708
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,260	$3,031
Accrued expenses and other current liabilities	7,101	8,521
Line of credit	7,000	7,000
Deferred revenue, short-term	44,817	41,265
Total current liabilities	61,178	59,817
Deferred revenue, long-term	5,935	812
Deferred tax liability	1,267	1,226
Other liabilities	1,833	2,096
Total liabilities	70,213	63,951
Stockholders' equity
Common stock	64	64
Additional paid-in capital	173,066	170,139
Accumulated deficit	(98,027)	(95,118)
Accumulated other comprehensive loss	(344)	(328)
Total stockholders' equity	74,759	74,757
Total liabilities and stockholders' equity	$144,972	$138,708